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EX-12d
                               Idaho Power Company
                       Consolidated Financial Information
                       Ratio of Earnings to Fixed Charges
                                                                                  Twelve Months
                                               Twelve Months Ended December 31,        Ended
                                                     (Thousand of Dollars)            June 30,
                                            1994     1995    1996     1997     1998     1999
Earnings, as defined:
   Income before income taxes             $109,173 $135,333 $142,710 $138,746 $140,984 $148,063
   Adjust for distributed income of
      equity investees                         326   (2,058)  (1,413)  (3,943)  (4,697)  (7,074)
   Equity in loss of equity method
      investments                                0        0        0        0      476      476
   Minority interest in losses of
      majority owned subsidiaries                0        0        0        0     (125)    (115)
   Fixed charges, as below                  55,227   57,381   58,339   61,743   61,394   62,275

      Total earnings, as defined          $164,726 $190,656 $199,636 $196,546 $198,032 $203,625

Fixed charges, as defined:
   Interest charges                       $ 54,433 $ 56,456 $ 57,348 $ 60,761 $ 60,593 $ 61,333
   Rental interest factor                      794      925      991      982      801      942

      Total fixed charges, as defined     $ 55,227 $ 57,381 $ 58,339 $ 61,743 $ 61,394 $ 62,275

Ratio of earnings to fixed charges            2.98x    3.32x    3.42x    3.18x    3.23x    3.27x


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